Exhibit 5.1  Opinion of counsel as to the legality of the securities being registered

[RS Group of Companies, Inc. Letterhead]

February 25, 2005

RS Group of Companies, Inc.

200 Yorkland Boulevard, Suite 200

Toronto, Ontario, Canada M2J 5C

Re:

Registration Statement on Form S-8 for Additional Shares to be Issued to Certain Shareholders

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about February 25, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of six hundred thousand (600,000) shares of Common Stock, no par value, (the “Shares”) of RS Group of Companies, Inc. (the “Company”), authorized for issuance by the Company’s Board of Directors and duly issued to the shareholders indicated in the Registration Statement.  As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares.

It is my opinion that the Shares have been legally and validly issued, and are fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

/s/  Sandro Sordi

Sandro Sordi

General Counsel